Exhibit 99

News Release

LOCKHEED MARTIN ANNOUNCES ACTIONS TO

RESHAPE PORTFOLIO, STRENGTHEN PERFORMANCE

BETHESDA, Md., June 2, 2010 – Lockheed Martin Corporation [NYSE: LMT] today initiated several actions designed to reshape its portfolio and strengthen its performance over the long term.

“We periodically review our portfolio of capabilities and services against the demands of the environment to find ways to continuously provide the best, most affordable solutions for our customers, a secure future for our employees and value for our shareholders by assuring a sound strategic fit for each of our lines of business,” said Lockheed Martin Chairman & CEO Robert J. Stevens. “We completed such a review recently, factoring in the major changes we’ve seen in the global security environment, world economic conditions and the new priorities of the Administration. As a result, we are initiating several portfolio-shaping actions to strengthen our business over the long term.”

These actions include:

•

Plans to divest most of the Enterprise Integration Group (EIG) and Pacific Architects and Engineers, Inc. (PAE), two units under the company’s Information Systems & Global Services (IS&GS) business area. EIG provides high-quality, independent systems engineering and integration products and services to help customers optimize their resources and manage risk. PAE is a wholly-owned subsidiary of Lockheed Martin Corporation with core competencies in mission readiness, peacekeeping, global infrastructure support and disaster relief activities. EIG and PAE combined produce approximately 3 percent of the Corporation’s revenue and less than 3 percent of its operating profit.

•

Realignment of two other IS&GS units—Readiness & Stability Operations (RSO) and Savi Technology, Inc.—with our Simulation, Training and Support (STS) unit under Electronic Systems. RSO is a leading provider of global services, offering rapid, cost-effective capabilities in logistics, mission operations support and readiness, engineering support services, and integration solutions. Savi Technology provides wireless tracking solutions that enable decision-support for managing assets, inventory and shipments. The new line of business will be named Global Training and Logistics, which describes the breadth of its products and services and the international scope of its business.

•	Renaming IS&GS to Information Systems & Global Solutions, replacing “Services” with “Solutions” to better reflect its focus and scope.

“EIG and PAE are both solid businesses with good growth prospects, but their growth and ultimate long-term value are currently being constrained by their affiliation with Lockheed Martin,” Stevens said. He added that EIG and PAE employees “serve the nation and the world with dedication, diligence and honor. We are confident that they will continue to thrive with partners who can best support their growth and serve their customers.”

President and Chief Operating Officer Christopher E. Kubasik said that the plan to divest EIG was based on the U.S. Government’s increased concerns about perceived organizational conflicts of interest (OCI). “Through EIG, Lockheed Martin provides both systems and services to a broad range of government customers, and this has led to concerns about the potential for conflicting interests,” Kubasik explained. Divesting the company will free it from the OCI concerns and position it to grow, he said.

Regarding PAE, Kubasik noted that when Lockheed Martin acquired PAE, the company envisioned it as an entry point to a new customer set that would need additional services—especially IT and systems integration services. “In the current market,” he said, “customers are seeking a different mix of services that do not fit with our strategy.” As an example, Kubasik cited some customers’ desire to combine infrastructure support with the construction of facilities and provision of physical security, services that are not directly in line with the corporation’s long-term strategy, so the decision was made to divest.

Kubasik added that the new Global Training and Logistics line of business will enable Lockheed Martin to offer a fully integrated portfolio of services, enhancing its ability to respond promptly to customers’ needs with effective and affordable solutions.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 136,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation reported 2009 sales of $45.2 billion.

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Media Contacts:

Nettie Johnson, Vice President, Worldwide Media Relations: office 301-897-6352; cell 407-719-5982;

email nettie.r.johnson@lmco.com

Jeffery Adams, Director, Worldwide Media Relations: office 301-897-6308; cell 703-655-8721;

email jeffery.adams@lmco.com

For additional information, visit our Web site:

http://www.lockheedmartin.com

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include statements about future actions and the consequences of these actions. These statements are not guarantees of future performance and are subject to risks and uncertainties. Our ability to divest EIG and PAE could be materially affected due to factors such as: securing any required governmental approvals for the divestitures, availability of government funding for EIG’s and PAE’s products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); the award or termination of contracts; the future impact of legislation, rulemaking, and changes in accounting, tax, or defense procurement policies; the outcome of legal proceedings and other contingencies and economic, business and political conditions domestically and internationally (including events affecting the debt and equity markets and availability of financing). These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of June 2, 2010. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.